Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-130692
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated April 7, 2006)
9,380,727 Shares
Canyon Resources Corporation
Common Stock

     This prospectus supplement relates to the public offering of up to 9,380,727 shares of our common stock by some of our existing stockholders, as described in the prospectus dated April 7, 2006, which we refer to as the prospectus. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 12, 2006.

Recent Developments
On June 26, 2006, July 7, 2006 and July 12, 2006, we filed the following current reports on Forms 8-K/A and 8-K with the Securities and Exchange Commission.

INDEX OF ATTACHMENTS

Form 8-K/A filed June 26, 2006	A

Form 8-K filed July 7, 2006	B

Form 8-K filed July 12, 2006	C

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 6, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11887	84-0800747

State or other	(Commission File No.)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This amendment to the Canyon Resources Corporation’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2006 (the “Original 8-K”) is being filed to include further information regarding the Company’s non-employee director compensation plan and compensation of the Company’s Chairman of the Board’s salary.
Item 1.01 Entry into a Material Definitive Agreement.
     On June 6, 2006, pursuant to the Company’s non-employee director compensation plan, effective immediately following each annual meeting of the Company’s stockholders, each continuing non-employee director will receive a grant of 75,000 non-qualified stock options which will remain exerciseable for a period of five years following the date of grant. The non-qualified stock options will be granted in addition to the compensation granted to non-employee directors that was previously disclosed in the Original 8-K. The Company’s non-employee directors received their first grant of 75,000 shares of non-qualified stock options under the compensation plan on June 6, 2006. The stock options have an exercise price of $1.05 and are exerciseable for a period of five years following the date of grant. The options were awarded on the Form of Non-Qualified Stock Option Agreement attached to the Original 8-K as Exhibit 10.4.
     In the Original 8-K, the Company disclosed that the Company’s Compensation Committee agreed to pay the salary of the Company’s Chairman of the Board, Richard H. De Voto, in both cash and restricted stock. In addition, as part of Mr. De Voto’s compensation, Mr. De Voto will be granted incentive stock options annually. On June 6, 2006, Mr. De Voto was granted 75,000 incentive stock options with an exercise price of $1.05. The stock options are exerciseable for a period of five years following the date of grant. The options were awarded on the Form of Incentive Stock Option Agreement attached to the Original 8-K as Exhibit 10.3. Except as set forth above and in the Original 8-K, there were no other changes to Mr. De Voto’s compensation and the terms of his employment were not materially altered.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: June 26, 2006	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 30, 2006
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11887	84-0800747

State or other	(Commission File No.)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

14142 Denver West Parkway, Suite 250
Golden, Colorado		80401

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code                     (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 30, 2006, Canyon Resources Corporation (the “Company”) entered into an Amendment to Subscription Agreement (the “Amendment”) with each of certain investors (the “Investors”) who participated in a private placement of the Company’s common stock, $0.01 par value per share (“Common Stock”) that closed on December 2, 2005. The Amendment amends the Subscription Agreement, dated on or about November 28, 2005, by and between the Company and each such Investor, by (1) limiting the amount of liquidated damages that may become payable to any such Investor in the event the Company fails to maintain either (x) the effectiveness of the Form S-1 registration statement that the Company filed to register for the resale the Common Stock purchased in the private placement or (y) the listing of the Company’s Common Stock on the American Stock Exchange, to an aggregate amount of ten percent (10%) of the original purchase price of such shares of Common Stock acquired in the private placement, and (2) eliminating any liquidated damages that may become payable upon the Company’s failure to maintain either (x) and (y) above with respect to the Common Stock to be issued upon exercise of the warrants issued in the private placement.
     As a result of the Amendment, beginning in our fiscal quarter ended June 30, 2006, the warrants issued to the Investors will be treated as equity under the provisions of Emerging Issues Task Force (EITF) 00-19: Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock rather than as a derivative liability that requires being measured at fair value each reporting period with the changes in fair value being recorded to the consolidated balance sheet and consolidated statement of operations.
     The above description of the Amendment is qualified in its entirety by the text of the form of the Amendment filed as an exhibit to this current report as Exhibit 4.1 and is incorporated into this current report by reference.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.
4.1	Form of Amendment to Subscription Agreement, dated June 30, 2006, entered into between the Company and the each of the Investors

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION

Date: July 7, 2006	By:	/s/ David P. Suleski David P. Suleski
Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Amendment to Subscription Agreement, dated June 30, 2006, entered into between the Company and the each of the Investors

Exhibit 4.1
FORM OF AMENDMENT TO SUBSCRIPTION AGREEMENT
FOR
CANYON RESOURCES CORPORATION
     This Amendment to Subscription Agreement (this “Amendment”) is made and effective this 30th day of June, 2006, by and between Canyon Resources Corporation, a Delaware corporation (the “Company”), and                                          (“Investor”), and hereby amends the Subscription Agreement, dated on or about November 28, 2005, by and between the Company and Investor (the “Subscription Agreement”). All capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Subscription Agreement.
     WHEREBY, the Company and Investor originally entered into the Subscription Agreement in connection with a private placement of the Company’s Common Stock and Warrants exercisable into Common Stock.
     WHEREAS, the Company and Investor desire to amend the Subscription Agreement to limit the amount of liquidated damages that may be required in the event the Company (1) fails to maintain the effectiveness of the Registration Statement or (2) fails to maintain the listing of the Company’s Common Stock on the American Stock Exchange, and with respect to the Warrants or the Warrant Shares.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:
     1. Amendment. Section 5(c) of the Subscription Agreement shall be amended to include the following language at the end of such
Section 5(c):
     “Notwithstanding anything contained herein, in no event shall (1) the amount of liquidated damages payable at any time and from time to time to any Investor pursuant to this Section 5(c) exceed an aggregate of ten percent (10%) of the Purchase Price, or (2) any liquidated damages be payable with respect to the Warrants or the Warrant Shares.”
     2. No Further Modification; Amendment. Except as expressly amended as set forth herein, the Subscription Agreement shall not be modified and shall remain in full force and effect. No amendment of any provision of this Amendment will be valid unless it is in writing and is signed by the parties.
     3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of laws.
     4. Counterparts. This Amendment may be executed in one or more counterparts and all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

INVESTOR:

By:

Name:

Title:

COMPANY:

Canyon Resources Corporation
a Delaware corporation

By:

Name: James K. B. Hesketh
Title: President and CEO

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 12, 2006
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
14142 Denver West Parkway, Suite 250 Golden, Colorado		80401

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

C-1

Item 8.01. Other Events.
Canyon Resources Corporation (the “Company”) announced completion of a Technical Report on its Briggs Mine Project in Inyo County, California, detailing a current estimate of the mineralization at the property. This is an estimate of the currently known in-situ mineralization in the Briggs deposit within the current mine permit boundary and does not include satellite deposits such as Jackson and Cecil R. Total in-situ mineralized material in all classifications is estimated to be at 23.6 million tons at a grade of 0.023 ounces of gold per ton utilizing a cut-off-grade of 0.010 ounces per ton. The estimate does not currently represent an economic reserve as a mining plan has not been developed although it is in process. Included in this estimate are the results of our 2006, 61 hole drilling program, which successfully upgraded the confidence level of the in-situ mineralized material.

C-2

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION

Date: July 12, 2006	By:	/s/ David P. Suleski

David P. Suleski
Vice President and
Chief Financial Officer

C-3